Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-39068, 333-119764 and 333-119772) of Blockbuster Inc. of our report dated June 27, 2008 relating to the financial statements and supplemental schedule of the Blockbuster Investment Plan, which appear in this Form 11-K.

PricewaterhouseCoopers LLP

Dallas, Texas

June 27, 2008